Board of Directors Code of Conduct

The board of directors (the "Board") of American Battery Technology Company (the "Company") has adopted the following Code of Conduct (the "Code") for all directors of the Company. The Code is intended to: (i) foster the highest ethical standards and integrity; (ii) focus directors on areas of potential ethical risk and conflicts of interest; (iii) guide directors in recognizing and dealing with ethical issues; (iv) establish reporting mechanisms; and (v) promote a culture of honesty and accountability consistent with the Company's core values. This Code is part of the Company's commitment to its values, and compliance with these values and this Code is imperative.

This Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may bear on one or more of the provisions of this Code to the attention of the Chair of the Board or Chair of the Corporate Governance and Nominating Committee, who may consult with the Company's General Counsel, as appropriate.

1. Conflicts of Interest

a. Directors shall avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company shall be disclosed promptly to Chair of the Corporate Governance and Nominating Committee.

b. A conflict of interest occurs when a director's personal interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a director or a member of his or her immediate family receives improper personal benefits as a result of his or her position as a director of the Company. Immediate family members means family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but who is subject to your influence or control, such as parents or children.

c. While this Code does not attempt to describe all possible conflicts of interest that could develop, the following are examples of conflicts of interest:
   i. Receiving loans or guarantees of obligations as a result of one's position as a director of the Company;
   ii. Accepting bribes, kickbacks or any other improper payments for services relating to the conduct of the business of the Company;
   iii. Receiving, or having a member of a director's immediate family receive, gifts or entertainment from persons or entities that deal with the Company, in cases where the gift or entertainment is being made in order to influence the director's actions as a director of the Company, or where acceptance of the gift or entertainment could otherwise reasonably create the appearance of a conflict of interest;
   iv. Holding an additional position that interferes with the director's ability to do their job at the Company;

v. Hiring a supplier, distributor or other agent managed or owned by a relative or close friend;
vi. Engaging in a romantic relationship with a person that the director reports to or who reports to the director;
vii. Supervising a family member; or
viii. Engaging in any other arrangement, circumstance, conduct, or activities, including those involving family or other personal relationships, which could be perceived as dissuading the director from acting in the best interests of the Company or which are inconsistent with the Company's best interests or disrupt or impair the Company's relationship with any person or firm with which the Company has or proposes to enter into a business relationship.

d. In general, directors should not engage in, or serve as a director or officer of, a business that competes with the Company in a material manner. In some circumstances, directors are not precluded from having a financial interest in competing businesses. For example, mutual fund and portfolio investments (such as limited partnership interests in venture capital funds and similar investment vehicles through which a director does not influence decisions as to which securities are held) are typically permissible. However, where a director influences decision(s) regarding personal investments in securities of competitors, such financial interests are generally impermissible.

e. In addition, the Clayton Act prohibits, as a matter of federal antitrust law, directors from serving as officers or directors of competing companies in certain circumstances.

f. The Company's Related Person Transaction Policy also address certain types of transactions, arrangements, and relationships, in which directors (or their immediate family members or affiliated entities) may have a material interest and which, in some cases, may create a conflict of interest.

2. Corporate Opportunities

a. Directors may from time to time be offered a business opportunity that conflicts with the duty of loyalty to the Company. Directors may not appropriate for themselves an opportunity that rightfully belongs to the Company. Determining whether an opportunity rightfully belongs to the Company depends on a number of facts and circumstances, including: (i) the link between the Company's business and the opportunity; (ii) the Company's interest in, or expectation of, the opportunity; (iii) the Company's financial ability to exploit the opportunity; (iv) whether the opportunity was presented to a director in a personal or business capacity; (v) whether a director would use Company property, information or a director's position as a director to benefit personally in pursuing the opportunity; and (vi) whether a director would be competing against the Company. If a director advises the Company fully and in writing about such an opportunity, and the Company determines not to pursue such opportunity, the director may pursue the opportunity for their personal benefit, subject to there being no conflict with any other aspect of the director's obligations to the Company.

3. Confidentiality

a. Directors are required to protect and hold confidential all non-public information obtained due to their director position with the Company absent the express permission of the Board to disclose such information. Accordingly, no director shall:
   i. use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company;
   ii. disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except with permission of the Board to disclose such information or as may be otherwise required by law.

b. For purposes of this Code, "Confidential Information" means all non-public information (whether or not material to the Company) entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors of, or harmful to, the Company, its customers or suppliers or other stakeholders if disclosed, including but not limited to:
   i. non-public information about the Company's financial condition, projections, forecasts, prospects or plans;
   ii. non-public information regarding the Company's marketing and sales programs, research and development, new product launches or initiatives or leadership succession plans for the Company's senior officers;
   iii. non-public information relating to possible business transactions such as mergers, acquisitions, divestitures or joint ventures, or possible capital transactions such as credit facilities, share repurchases, dividends, or stock splits;
   iv. non-public information concerning other companies with whom the Company may conduct business, including information about the Company's customers, suppliers, joint venture partners, or other companies with which the Company is under an obligation of confidentiality; or
   v. non-public information about meetings, presentations and discussions relating to issues, deliberations and decisions between and among directors and their advisers, including the identity, circumstances and fact of retention of any such advisers.

4. Third-Party Advisors

a. Notwithstanding the prohibition set forth in the "Confidentiality" section on directors disclosing Confidential Information to any third party, each director is permitted to disclose information to its outside counsel or a nationally recognized financial advisory, management consulting, or accounting firm (or a firm that nominated such director) (an "Advisor") for the purposes of assisting such director in the satisfaction of his or her fiduciary duties to the Company and its stockholders so long as such Advisor signs up a confidentiality agreement on the form approved by the Corporate Governance and Nominating Committee of the Board. Such Advisor, however, may not be "affiliated with," or disclose information to, one of our competitors.

b. Directors shall limit any disclosure to any Advisor to that portion of the Confidential Information which such director determines in his or her good faith judgment to be necessary for such Advisor to provide the above-described advice.

5. Fair Dealing

a. Directors shall deal fairly with one another and with the Company's customers, suppliers and competitors and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing, misleading or deceptive practices.

6. Protection and Proper Use of Company Assets

a. All directors shall protect the Company's assets and ensure their efficient use. All Company assets shall be used for legitimate business purposes. This obligation extends to the Company's proprietary information, including intellectual property, business plans, engineering and manufacturing data, pricing and cost information, development plans and strategies, and any unpublished financial data or reports. Unauthorized use or distribution of this information violates Company policy and could also be illegal. Any suspected incident of fraud, theft, or misuse of Company assets should immediately be reported to the Company's General Counsel for potential investigation.

7. Compliance and Reporting

a. This Code shall be strictly enforced and violations will be dealt with promptly. Directors shall also comply with all applicable Company policies and guidelines and all applicable laws, rules, and regulations. When in doubt, directors should seek advice from the Company's General Counsel.

b. Directors should communicate any suspected violations of this Code, other Company policies and guidelines, laws, rules, or regulations promptly to the Chair of the Corporate Governance and Nominating Committee of the Board, to the Chair of the Board, or to the Board as a whole for review by the Board or by a person or persons designated by the Board.

c. In addition, directors should also promote ethical behavior and provide oversight to ensure that the Company: (i) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations or the Company's policies and procedures to appropriate personnel and (ii) informs employees that the Company will not permit retaliation for reports made in good faith.

8. Gifts and Entertainment

a. Directors should not accept gifts and entertainment or offer them if doing so could affect, or appear to affect, impartial decision-making. No gift or entertainment should

ever be offered or accepted unless it (i) is consistent with customary business practices, (ii) is not lavish or excessive in value, (iii) would not cause embarrassment to the Company if disclosed, (iv) is not intended and could not be construed as a bribe, kickback, or payoff, (v) has a clear business purpose and (vi) does not violate any laws, regulations, or rules of the recipient's employer to the best of the giver's knowledge. Directors may not offer or accept gifts of cash or cash equivalents such as gift cards in dealings with any business partner or government official.

b. More stringent guidelines apply to gifts given to or entertainment provided to government officials. Directors must consult with the Company's General Counsel if they wish to offer gifts and entertainment to government officials.

9. Workplace Conduct and Non-Discrimination

a. The Company promotes equality of opportunity and diversity within the workplace, recognizing and valuing the contributions that individuals make. Directors must respect others, supporting and rewarding commitment, skill and experience, without regard to race, color, religion, national or ethnic origin, ancestry, gender, sexual orientation, age, disability, marital status, family status, gender identity or expression, veteran status or any other personal characteristics.

b. The Company will not tolerate bullying conduct, harassment, discrimination, or retaliatory treatment by directors of employees, contingent workers, other directors or customers, whether based on any characteristic protected by law or otherwise.

10. Anti-Bribery and Anti-Corruption

a. The Company prohibits corruption in any form, including giving, accepting, or authorizing bribes. Directors and any party acting on behalf of the Company may never, directly or indirectly, authorize or provide a payment or benefit that is intended to gain any unfair business advantage or improperly influence – or even appears to improperly influence – a government official, business partner, or anyone else.

11. Books and Records

a. Directors shall ensure the Company keeps and maintains accurate books and records that accurately and fairly reflect the related underlying transaction, asset, liability, or equity. Directors shall also ensure the Company records financial transactions in the proper account, department, and accounting period. Directors must never intentionally cause record entries that are false, distorted, misleading, misdirected, or deliberately incomplete.

12. Insider Trading

a. Directors are prohibited from trading in Company securities, or securities of any other company, using material non-public information gained through their position with the

Company. Directors are also prohibited from communicating that information to others so that they may trade on it.

13. Competitive Information

a. Information about competitors enables the Company to better understand market demands and improve its products and services, and the Company has many legal and ethical ways to collect data relating to competitors. Directors may never seek a competitor's confidential information without their consent, misappropriate others' trade secrets, steal or use other illegal or unethical means to obtain competitive information or allow an agent or other person to obtain competitive information in a way that directors may not personally do.

14. Privacy

a. The Company respects privacy and personal information. Directors are responsible for maintaining the integrity of the Company's information and for using it appropriately. Directors must handle personal data responsibly and in accordance with the Company's data protection and privacy policies. Directors must protect personal data from unauthorized disclosure.

b. Directors must not use employee data for non-Company business or personal matters. The Company recognizes that each individual is entitled to have their privacy respected. The Company seeks to reasonably maintain current and former employees' privacy and the security of their personally identifiable information collected by the Company.

15. Waivers and Amendments

a. The Board or its designated committee must approve any waivers or material exceptions to compliance with this Code, and the Company will disclose such waivers publicly as required by applicable law, rule or regulation. Amendments to this Code must be approved by the Board. This Code, as amended, will be posted on the Company's website.

16. Administration of the Code

a. Directors must promptly report any known or suspected violations of this Code. Reports can be made to the Chair of the Corporate Governance and Nominating Committee, to the Chair of the Board, or to the Board of Directors as a whole for review by the Board or by a person or persons designated by the Board.

b. No retaliatory action of any kind will be permitted against anyone making such a report in good faith.

c. The Company takes seriously and fully investigates all potential violations of law or this Code. Investigations are conducted in a way that is respectful, confidential and fair. Violations of the law or this Code may result in disciplinary action, up to and including

termination of relationship with the Company. It is a violation of the Code to knowingly or intentionally make a false allegation of wrongdoing.

17. Candor

a. In general, directors are required to disclose all non-public information in the director's possession that is relevant to the matter under consideration. A director should abstain from discussing and voting on a matter they have material nonpublic information about the matter, but is unable to disclose it to the Board (for example, because of a competing duty of loyalty to another company).

18. Requests for Information

a. The Company and the Board explicitly acknowledge that any director, on behalf of themselves, or any Advisor, if required by such director to satisfy their fiduciary duties, or for the Advisor to provide such assistance, may request information, discussions and meetings beyond that which have generally been provided by the Company and its management to the Board.

b. Any director or Advisor making such a request shall designate a specified individual (which may be the director) to be the sole point of contact with the Company regarding any and all such requests by the director or such Advisor (the "Director Designee"). The Director Designee shall make any and all requests for information to, and/or shall discuss, meet and communicate regarding any such information solely with, as applicable, the Company's Secretary or such other person or persons as the Corporate Governance and Nominating Committee of the Board may designate from time to time (the "Company Designee").

c. The Company shall review any request, taking into consideration any and all factors it believes are relevant, including:
   i. the time and resources required to collect and provide such information, or prepare for and engage in such discussions or meetings;
   ii. whether the Company is currently in possession of the information requested, or would have to create it or obtain it from a third party;
   iii. whether the information requested or discussions are duplicative of prior requests; and
   iv. whether there could be any harm, competitive or otherwise, to the Company resulting from complying with the request.

d. After considering the relevant factors, the Company will determine whether or not it will satisfy the request, in whole or in part, either in its original form or in an appropriately modified form.

e. If the requesting director disputes the Company's determination regarding any request, the Director Designee and Company Designee shall, first, attempt to resolve the dispute. If they do not succeed, then, the director may submit such dispute to the Corporate Governance and Nominating Committee of the Board, which shall make the

final determination as to whether or not it would be unreasonable to deny the request for information, in whole or in part, either in its original form or an appropriately modified form, in light of the needs of the director in satisfying his or her fiduciary duties to the Company and its stockholders and taking into account the factors described above.

19. Acknowledgment of the Code

a. Each director is required to sign an acknowledgment of his or her obligations under the Code, including those set forth under these sections entitled “Confidentiality,” “Third Party Advisors” and “Requests for Information,” in the form attached hereto as Exhibit A.